Contract for cooperation development of rh-Interferonα-2b project

Project Name: The research and development of recombinant human Interferon α-2b

(rh-IFNα-2b) from yeast system

Party A: Shanghai Wanxing Bio-pharmaceutical Company
Party B: Fudan University

Project Target: Using the technology of rh-IFNα-2b project from Fudan University, finish the medium-size manufacture and all the pre-clinical studies, apply and acquire formal approval for the clinical trials of rh-IFNα-2b.

Project Development Schedule:
1.	From the end of May, 1998 to the end of Jun., 1998: finish the preparations of medium-size manufacture of rh-IFNα-2b.

Party B shall provide the engineering cells and the development process to Party A.

2.	From Jul., 1998 to the end of Feb., 1999:

a.	Produce three batches of rh-IFNα-2b products at the medium-size manufacture level

b.	Finish the quality self-control of rh-IFNα-2b and send the samples to the official institute for the quality review.

c.	Finish the animal trials

d.	All the documents shall be ready for the clinical trials application.

Party B is responsible for the up-stream works. All the documents for clinical trials application shall be prepared by Party A under the assisting of Party B. Party A shall authorize related institute to finish the animal trials.

The expenses for the project research and development and the way to pay
Party A shall pay Party B 1 million RMB as compensation for the research and development of rh-IFNα-2b project at previous stage. The first part, 0.5 million shall be paid when the contract is signed by both Parties. The second part, 0.5 million shall be paid at the end of Feb., 1999.

The expenses for the cooperation stage shall be paid by Party A according to the need of the project. After the product is on the market, Party B share the benefit with Party A. The sum that Party A shall pay Party B is 3% of the sale amount. The beneficial term is 15 years.

The belongings of the equipments and materials for the project development
The equipments, materials and documents bought by the compensation money from Party A belong to Party B. The equipments, materials and documents bought by Party A for the cooperation research and development of the project belong to Party A.

Confidentiality
Both Party A and Party B shall keep the information of rh-IFNα-2b project confidential. It is not allowed to let out to the third Party without both sides agreements.

The responsibility for the risk
If the project fails due to unconquerable technical difficulties, the responsibility shall be taken by both sides. It shall be solved by both side negotiations.

Ownership of the project results
The project results from the previous stage are owned by Party B. The issued patents from this project shall be shared by both sides. The non patent results also are also shared by both sides, but Party A holds the dominant position.

Breach of the contract and the compensation for the loss
Due to some reasons, the cooperation project has to be terminated, Party A still need pay Party B all compensation expenses for the previous stage studies.

Arbitration
The dispute shall be solved by both side negotiations. If the dispute can not be solved by both side negotiations, it shall be submitted to Shanghai Arbitration Commission.

Validity
This contract is valid when it is signed by Party A and Party B and the term for the validity of this contract is from May, 1998 to Feb., 28, 1999.

Party A: Shanghai Wanxing Bio-pharmaceutical Company
Date: Jun., 08, 1998

Party B: Fudan University
Date: Jun., 08, 1998